Exhibit 10.3
WARNER CENTER
5820 CANOGA AVENUE, 21271 BURBANK BOULEVARD, 5700 CANOGA AVENUE,
21301 BURBANK BOULEVARD AND 21281 BURBANK BOULEVARD,
WOODLAND HILLS, CALIFORNIA 91367
AGREEMENT OF PURCHASE AND SALE
     This Agreement of Purchase and Sale (this “Agreement”), dated as of September 13, 2006 (the “Effective Date”), is between MP WARNER CENTER, LLC, a Delaware limited liability company (“Warner”), and MP WARNER CENTER III, LLC, a Delaware limited liability company (“Warner III”) (Warner and Warner III shall be collectively referred to herein as “Seller”), and HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership (“Buyer”).
ARTICLE I
PURCHASE AND SALE OF PROPERTY
     Section 1.1 Sale.
     Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
          (a) Real Property. That certain real property commonly known as “Warner Center I, II & III” and located at 5820 Canoga Avenue, 21271 Burbank Boulevard, 5700 Canoga Avenue, 21301 Burbank Boulevard and 21281 Burbank Boulevard in the City of Woodland Hills, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all structures, buildings, improvements and fixtures located thereon or affixed or attached thereto (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, subsurface rights, development rights, air and water rights, entitlements, wastewater capacities and wastewater credit reservations, and (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”);
          (b) Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the date of this Agreement as permitted by this Agreement;
          (c) Tangible Personal Property. All of the equipment (including all gas and electric systems, lighting, heating, ventilating, and air conditioning equipment and systems, elevators, radiators, incinerators, furnaces, hot water heaters, water, sewage, and plumbing systems, fire protection and security systems), machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property (except to the extent of Seller’s interest as landlord therein), (2) any items of personal property in Seller’s property management office, if any, located on the Real Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property within the Delivery Period as defined in Section 2.1 below; and
          (d) Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Property, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements (but specifically excluding the names “RREEF” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits (including building permits and certificates of occupancy), variances, waivers, consents, authorizations, approvals and licenses (including any pending applications) (collectively, the “Intangible Personal Property”). Notwithstanding anything to the contrary in this Agreement, Seller hereby reserves any and all rights in connection with any appeal of real property taxes due in connection with the Property and applicable to the period prior to the Closing Date (as defined in Section 8.2 below), as described below (a “Tax Appeal”).
     Section 1.2 Purchase Price.
          (a) The purchase price of the Property is Three Hundred Eleven Million Six Hundred Ninety Six Thousand Twenty Two Dollars ($311,696,022) (the “Purchase Price”).
          (b) The Purchase Price shall be paid as follows:
               (1) On or before September 13, 2006, Buyer shall deposit in escrow with First American Title Insurance Company, 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, California 94596, Telephone (925) 927-2154, Facsimile (925) 927-2180, e-mail: kschlesinger@firstam.com (the “Title Company”) cash or other immediately available funds in the amount of Twenty Five Million Dollars ($25,000,000) (the “Initial Deposit”). The Initial Deposit shall be considered fully earned by Seller as consideration for entering into the Agreement and shall be nonrefundable after the Contingency Period except as otherwise expressly provided herein.
               (2) If Buyer delivers a waiver notice under Section 2.2 to Seller prior to the expiration of the Contingency Period, on or before September 15, 2006, Buyer shall deposit in escrow with the Title Company an additional amount of Ten Million Dollars ($10,000,000) (the “Additional Deposit”) in cash or other immediately available funds prior to the expiration of the Contingency Period. The Initial Deposit and the Additional Deposit (if and when the Additional Deposit is deposited by Buyer with the Title Company as provided hereunder) are collectively referred to herein as the “Deposit.” The Deposit shall be considered fully earned by Seller as consideration for entering into the Agreement and shall be nonrefundable after the Contingency Period except as otherwise expressly provided herein.
     The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit for all purposes hereunder. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing (as defined in Section 1.2(b)(3) below) and credited against the Purchase Price. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW (PROVIDED, HOWEVER, THAT IN THE EVENT THAT SUCH SELLER DEFAULT IS AN INTENTIONAL, WILLFUL BREACH OF THIS AGREEMENT BY SELLER, BUYER SHALL ALSO BE ENTITLED TO REIMBURSEMENT FOR ACTUAL THIRD-PARTY OUT-OF-POCKET COSTS AND EXPENSES INCURRED BY BUYER IN CONNECTION WITH ITS DUE DILIGENCE REVIEW OF THE PROPERTY IN AN AMOUNT UP TO, BUT NOT TO EXCEED, TWO HUNDRED THOUSAND DOLLARS ($200,000)), OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER PRIOR TO CLOSING. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.
INITIALS:           SELLER                                 BUYER
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               (3) The balance of the Purchase Price, which is Two Hundred Seventy-Six Million Six Hundred Ninety Six Thousand Twenty Two Dollars ($276,696,022) (plus or minus the prorations pursuant to Section 8.5 hereof and plus or minus the other credits specifically set forth in this Agreement) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).
ARTICLE II
CONDITIONS
     Section 2.1 Buyer’s Conditions Precedent.
     Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property, or shall within the Delivery Period deliver or make available to Buyer at Seller’s offices or at the Real Property, copies of all Due Diligence Materials (as defined in Section 2.2 below) in Seller’s possession, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) those portions of the Due Diligence Materials (i.e., certain Due Diligence Materials may be redacted to the extent necessary) that would disclose Seller’s cost of acquisition of the Real Property, (ii) any reports (other than environmental reports), presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials or internal appraisals and (v) any information which is the subject of a confidentiality agreement between Seller and a third party to the extent the terms thereof do not permit the disclosure thereof to prospective purchasers of the Property (the items described in clauses (i), (ii) (iii), (iv) and (v) being collectively referred to as the “Confidential Information”). The “Delivery Period” shall mean the period which ends three (3) days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:
          (a) Title to the Property and survey matters in accordance with Article IV below.
          (b) The Due Diligence Materials, including, but not limited to, (i) tenant leases and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, together with all tenant security deposits and any guarantees, letters of credit and other similar credit enhancements providing additional security for such leases, and any other occupancy agreements, and (ii) all contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements, and equipment leases, all of which are listed and described on Exhibit G attached hereto (collectively, the “Service

Contracts”). The Due Diligence Materials also include the materials described in Section 2.1(e) and those listed on Schedule 2 attached hereto to the extent in Seller’s possession.
          (c) The physical condition of the Property.
          (d) The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.
          (e) The tenant correspondence files, operating statements and books and records pertaining to the operation of the Property that are in Seller’s possession, current real estate tax bills, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and a current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.
          (f) Any other matters Buyer deems relevant to the Property.
     Section 2.2 Contingency Period.
     Buyer shall have until September 15, 2006 (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer, in its sole discretion, determines to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case Buyer shall be deemed to have waived any objection to all of the matters described in Sections 2.1(a)-(f) above (subject to the provisions of Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts (subject to Buyer’s rights under Section 7.5 below) and other contracts, agreements, Leases, reports and other items and materials related to the Property prepared by or on behalf of Seller or otherwise provided or made available by Seller to Buyer hereunder (collectively, the “Due Diligence Materials”), and the Deposit shall become nonrefundable except as expressly provided herein. If before the end of the Contingency Period Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below.
ARTICLE III
BUYER’S EXAMINATION
     Section 3.1 Representations and Warranties of Seller.
     Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record where the Property is located, Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.
          (a) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
          (b) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.
          (c) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or, to the best of Seller’s knowledge, the Property is subject.
          (d) To the best of Seller’s knowledge, the only Leases in force for the Property are set forth in a tenant list attached hereto as Exhibit B and made a part hereof (or, if not attached, which Seller shall deliver to Buyer within the Delivery Period and which at that time will be attached hereto as Exhibit B and made a part hereof), and to the best of Seller’s knowledge, Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. To the best of Seller’s knowledge, Seller has made available to Buyer true, correct and complete copies of the Leases in Seller’s files, including all modifications and amendments thereto, and guaranties and tenant letters of credit in connection therewith, and, to the best of Seller’s knowledge, to the extent in Seller’s possession, true, correct and complete copies of all subleases and other occupancy agreements affecting the Property. Seller shall make available to Purchaser all leasing correspondence files to the extent in Seller’s possession.
          (e) To the best of Seller’s knowledge, the only Service Contracts in effect for the Property are set forth on Exhibit G. Seller has made available to Buyer true, correct and complete copies of such Service Contracts, including all modifications and amendments thereto. To the best of Seller’s knowledge, Seller has received no written notice of any default by Seller or any other party under any Service Contract which has not been cured.
          (f) To the best of Seller’s knowledge, Seller has received no written notice of litigation pending with respect to the Property, or with respect to Seller which impairs Seller’s ability to perform its obligations under this Agreement, except for any personal injury or property damage action for which there is adequate insurance coverage.
          (g) To the best of Seller’s knowledge, Seller has received no written notice from any governmental authority of any violation of any law applicable to the Property (including, without limitation, any Environmental Law as defined in Section 3.6(a)(2) below) that has not been corrected.

          (h) Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed, and, if so required to, is qualified to do business in the state in which the Real Property is located.
          (i) Seller is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Seller and to Seller’s knowledge, all beneficial owners of Seller with respect to or arising out of the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).
          (j) Seller is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Buyer.
          (k) To the best of Seller’s knowledge, Seller has received no written notice from any insurance company or board of fire underwriters of any defects in or on the Property that would adversely affect the insurability of the Property or cause any increase in the premiums for insurance for the Property.
     Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects as of the date of Closing, subject in each case to (A) any Exception Matters (as defined below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.
     Section 3.2 No Liability for Exception Matters.
     As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items or is a matter of public record, or is otherwise discovered by Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate or from interviews with tenants, property managers or any other person. If Buyer first obtains knowledge of any material Exception Matter after the close of the Contingency Period and prior to Closing and such Exception Matter was not contained in the Due Diligence Materials, the Disclosure Items or is not a matter of public record, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) five (5) days following Buyer’s discovery of such Exception Matter or (b) the Closing, which ever occurs first, in which event the Deposit shall be returned to Buyer, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. Buyer’s failure to give notice within five (5) days after it has obtained knowledge of a material Exception Matter prior to Closing shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement, neither party shall have any further rights nor obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below).
     Section 3.3 Survival of Seller’s Representations and Warranties of Sale.
     The representations and warranties of Seller contained herein or in any Seller estoppel delivered pursuant to Section 8.4 below, or in any Other Documents, shall survive for a period of nine (9) months after the Closing. Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such nine (9) month period shall not be valid or effective, and Seller shall have no liability with respect thereto.
     Section 3.4 Seller’s Knowledge.
     For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Craig Davey, Karen Saitta and Tom Schienbein at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.
     Section 3.5 Representations and Warranties of Buyer.
     Buyer represents and warrants to Seller as follows:
          (a) This Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.
          (b) Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
          (c) Buyer has been duly organized, is validly existing and is in good standing in the state in which it was formed, and, if required to do so, is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.
          (d) Buyer is purchasing the Property as investment rental property, and not for Buyer’s own operations or use.
          (e) Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the ERISA, or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.
          (f) Other than Seller’s Broker (as defined in Section 6.1 below) Buyer has had no contact with any broker or finder with respect to the Property.
          (g) Buyer is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to Buyer and, to Buyer’s knowledge, all beneficial owners of Buyer, with respect to or arising out of the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.
The representation and warranty contained in Section 3.5(g) shall be deemed remade by Buyer as of the Closing and shall survive the Closing. Each of the other representations and warranties contained in this Section 3.5 shall be deemed remade by Buyer as of the Closing and shall survive for a period of nine (9) months after the Closing. Any claim which Seller may have against Buyer for a breach of any such representation or warranty (excluding the representation and warranty contained in Section 3.5(g)), whether such breach is known or unknown, which is not specifically asserted by written notice to Buyer within such nine (9) month period shall not be valid or effective, and Buyer shall have no liability with respect thereto.
     Section 3.6 Buyer’s Independent Investigation.
          (a) By Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:
               (1) All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.
               (2) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws (collectively, “Environmental Laws”).
               (3) Any easements and/or access rights affecting the Property.
               (4) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.
               (5) The Service Contracts and any other documents or agreements of significance affecting the Property.
               (6) All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials and the Disclosure Items.
          (b) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the

Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.
          (c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property and within each tenant space therein, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, or other documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property, (xi) the value, economics of the operation or income potential of the Property, or (x) any other fact or condition which may affect the Property, including without limitation, the physical condition, value, economics of operation or income potential of the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause Seller to be unable to remake any of its representations or warranties contained in this Agreement.
     Section 3.7 Release.
          (a) Without limiting the above, and subject to (y) the representations and warranties of Seller contained in Section 3.1 hereof, and (z) Seller’s express covenants (1) contained herein which expressly survive the Closing hereunder, or (2) contained in the Closing Documents which expressly survive the Closing, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with Seller, Seller Related Parties, the Property and/or the transactions contemplated hereby, including, without limitation, (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law, excluding, however, any claims arising out of third-party personal injury or personal property claims brought against Buyer arising from the period during Seller’s ownership of the Property which were not caused by Buyer’s actions and/or inactions. Nothing contained in this Section 3.7(a) shall be construed to limit Buyer’s right to implead Seller into any lawsuit in which Buyer has been named by a third party (which is not a Buyer Related Party (as such term is defined in Section 9.15 below) as the result of a release of Hazardous Materials at the Real Property directly caused by Seller during the period Seller owned the Real Property.
          (b) Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from, the ownership or operation of the Property, and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other substances, may not be revealed by Buyer’s investigation of the Property.
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          (c) In connection with Sections 3.7(a) and 3.7(b), Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.7. BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.7.
     BUYER’S INITIALS:
     Section 3.8 Survival.
     The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.
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ARTICLE IV
TITLE
     Section 4.1 Conditions of Title.
          (a) Upon execution of this Agreement, Seller shall order an updated preliminary title report or commitment (the “Title Report”) from the Title Company, which shall be delivered to Buyer, together with copies of all underlying documents relating to title exceptions referred to therein, promptly upon Seller’s receipt thereof. Seller shall also furnish to Buyer within the Delivery Period any existing survey of the Property in Seller’s possession. Buyer shall immediately order any plat or survey of the Property or any update thereto from a duly licensed surveyor (the “Survey”) if desired by Buyer or if necessary to support the issuance of the Title Policy (as defined in Section 4.2 below). Buyer shall provide to Seller a copy of the Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost of the Survey. If Closing does not occur, Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor and in such event Seller shall reimburse Buyer for the cost of the Survey.
          (b) On or before the expiration of the Contingency Period (the “Title Review Date”), Buyer shall have the right to furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”), in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, and neither party hereto shall have any further rights or obligations hereunder except as otherwise provided in Sections 6.1, 9.3 and 9.9 below. Should Buyer fail to notify Seller in writing of any Objections to the Title Report prior to the Title Review Date, Buyer shall be deemed to have approved such matters, which shall be considered to be “Conditions of Title”; provided, however, that any and all Seller’s Liens (as defined below) shall in no event be deemed to be Conditions of Title, and Seller shall cure or remove all such Seller’s Liens prior to Closing regardless of whether Buyer objects thereto. In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections to the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the expiration of the applicable Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title”; provided, however, that any and all Seller’s Liens shall in no event be deemed to be Conditions of Title and Seller shall cure or remove all such Seller’s Liens prior to Closing regardless of whether Buyer objects thereto.
          (c) If Seller receives a timely Objection to anything first disclosed in a Title Report Update in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within two (2) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iii) that have been voluntarily placed against the Property by Seller (and not tenants of the Property or other third parties) after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof and (iv) mechanics liens arising out of construction contracts entered into by Seller and a contractor (collectively, “Seller’s Liens”). Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens, and may cure any Objection by causing the Title Company to insure against collection of the same out of the Property.
          (d) If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within one (1) business day after (as applicable (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections (other than with respect to Seller’s Liens) in which event those Objections shall become “Conditions of Title” under Section 4.1(e). If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges.
          (e) At the Closing, Seller shall convey title to the Property to Buyer by deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:
               (1) Interests of tenants in possession, as tenants only, under the Leases;
               (2) Matters created by or with the written consent of Buyer;
               (3) Non-delinquent liens for real estate taxes and assessments; and
               (4) Any exceptions disclosed by the Title Report and any Title Report Update which is approved or deemed approved by Buyer in accordance with this Article IV above, and any other exceptions to title which would be disclosed by an inspection and/or survey of the Property.
All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” Subject to the terms and conditions contained elsewhere in this Agreement, by acceptance of the

Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.
     Section 4.2 Evidence of Title.
     Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject only to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as reasonably required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than an affidavit as to the existing tenants of the Property and any ongoing construction work at the Property.
ARTICLE V
RISK OF LOSS AND INSURANCE PROCEEDS
     Section 5.1 Minor Loss.
     Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed an amount equal to One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the remaining Property as a result of a partial condemnation is not material (as hereinafter defined), (b) no Major Tenant (as such term is defined below) shall exercise its right to terminate its respective Lease in connection with any such damage, destruction or condemnation, and (c) upon the Closing, (i) if the cost of repairing the damage or casualty is insured, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds (including all proceeds of loss of rents or business interruption insurance, if any, applicable to the period after Closing) or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any applicable insurance deductible up to but not to exceed One Million Dollars $1,000,000, or (ii) if the cost of repairing the damage or casualty is not insured, there shall be a credit against the Purchase Price due hereunder equal to the amount estimated by such architect or contractor as being required to fully repair and restore such damage or destruction, (but in no event shall such amount exceed One Million Dollars ($1,000,000)), in each case less any sums reasonably expended by Seller toward the collection of such proceeds or awards, as applicable, and the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent so reasonably expended.
     Section 5.2 Major Loss.
     If the cost to repair the damage or destruction as specified above exceeds an amount equal to One Million Dollars ($1,000,000) in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) days after receipt of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings (which notice must cite said architect’s or contractor’s estimate of the cost of repairing such damage or destruction), either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, (i) if the cost of repairing the damage or casualty is insured, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds (including all proceeds of loss of rents or business interruption insurance, if any, applicable to the period after Closing) or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any applicable insurance deductible up to but not to exceed One Million Dollars ($1,000,000), or (ii) if the cost of repairing the damage or casualty is not insured, there shall be a credit against the Purchase Price of One Million Dollars ($1,000,000), in each case less any sums reasonably expended by Seller toward the collection of such proceeds or awards, as applicable, or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, and Seller shall retain the rights to such proceeds and awards to such extent so reasonably expended. A condemnation shall be deemed material if any material portion of any net rentable area of the Property or any material portion of the parking is taken, or the existing access to the Property is materially and adversely affected, permanently.

ARTICLE VI
BROKERS AND EXPENSES
     Section 6.1 Brokers.
     The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Stephen M. Somer of Eastdil Secured (“Seller’s Broker”). At Closing, Buyer shall pay Seller’s Broker One Million Five Hundred Fifty Eight Thousand Four Hundred Eighty Dollars ($1,558,480), which amount equals the commission due to Seller’s Broker, which shall be paid pursuant to the terms of a separate agreement between Buyer and Seller’s Broker (the “Commission”). If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. In addition, Buyer shall indemnify Seller and the Seller Related Parties and hold all such parties harmless from and against any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or related to any failure by Buyer to pay, at Closing, the entire Commission. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.
     Section 6.2 Expenses.
     Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
ARTICLE VII
LEASES AND OTHER AGREEMENTS
     Section 7.1 Buyer’s Approval of New Leases and Agreements Affecting the Property.
     Between the Effective Date and the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided, however, that (y) prior to the expiration of the Contingency Period, Seller shall provide written notice to Buyer of its intent to enter into a new lease or modify or terminate any existing Lease and shall allow Buyer two (2) business days to provide comments to, and/or recommendations with respect to, any such proposed action, provided, however, that Seller shall have no obligation to incorporate or consider any such comments or recommendations, and the determination of whether or not to enter into the Lease or Lease modification or termination shall be in Seller’s sole discretion, and (z) after the expiration of the Contingency Period, Seller shall not enter into any new Lease, or modify or terminate any existing Lease which will be binding on the Property after Closing, except as permitted or required under any Lease, without first obtaining Buyer’s approval of the proposed action, which approval shall be granted or withheld in Buyer’s sole discretion. In order to be effective, any such request by Seller for Buyer’s approval under part (z) of the immediately preceding sentence shall be accompanied by (i) a copy of any proposed modification or amendment of an existing Lease or a copy of any new Lease that Seller wishes to execute between the expiration of the Contingency Period and the Closing Date, including, without limitation, to the extent not included in the Lease or amendment to Lease, a description of any tenant improvement costs, leasing commissions, free rent and any other concessions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease and (ii) appropriate financial information on the applicable tenant and such other information as Buyer may reasonably require to the extent Seller has such information in its possession. Further, after the expiration of the Contingency Period, Seller shall not enter into any new agreement affecting the Property, or modify or terminate any agreement affecting the Property, which will be binding on the Property after Closing, except for agreements which are terminable on no more than thirty (30) days’ notice without payment of any penalty or fee or other cost to the Property owner, without first obtaining Buyer’s approval of the proposed action, which approval shall be granted or withheld in Buyer’s reasonable discretion. In case Buyer disapproves any such request from Seller for approval under this Section 7.1, Buyer shall specify in detail the reasons for its disapproval thereof. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within three (3) business days after receipt of Seller’s notice requesting such approval, (accompanied by the documents and materials described above), then Buyer shall be deemed to have given its approval to the action or matter described in Seller’s request. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval.
     Section 7.2 Tenant Improvement Costs, Leasing Commissions and Concessions.
     With respect to any new Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, and with respect to any renewal or extension of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date, all tenant improvement work, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be paid by Buyer. Notwithstanding the foregoing, Seller shall be responsible for all tenant improvement costs and leasing commissions payable by the landlord pursuant to obligations arising from the current term of any existing Lease which is dated on or before the Effective Date and executed and delivered by both the landlord and tenant thereunder on or before such date. To the extent Seller has not paid any such amounts at Closing, Buyer shall receive a credit therefor at Closing. Buyer shall reimburse Seller for all such costs, expenses, free rent period or other concessions incurred by Seller to the extent Buyer is obligated therefor pursuant to the provisions of this Section. Pursuant to the Assignment of Leases, Buyer shall assume any then outstanding obligations with respect to such tenant improvements, leasing commissions and concessions, provided that the foregoing does not limit Seller’s obligations under this Section with respect to the current term of existing Leases executed and delivered by the parties thereto on or before the Effective Date. The provisions of this Section shall survive the Closing.

     Section 7.3 Tenant Notices.
     At the Closing, Seller shall furnish Buyer with a signed notice to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer and that Buyer shall be responsible for all the tenant’s security deposit, the amount of which shall be set forth in such notice. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.
     Section 7.4 Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.
     Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures or repairs. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal in quality and quantity as the removed item of Tangible Personal Property.
     Section 7.5 Service Contracts.
     Within three (3) business days prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed and Buyer shall be responsible for any charges applicable to periods commencing with the Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property.
     Section 7.6 Tax Appeal
     Seller hereby reserves the right to bring or continue a Tax Appeal or Tax Appeals after the Closing Date with respect to its period of ownership of the Property, excluding, however, the current tax year. Further, Seller shall have the right to control the proceedings of such Tax Appeal, and shall have the right to collect any payments or credits which may result from such Tax Appeal, provided that Seller shall return to tenants any sums Seller may owe to tenants under their respective leases as a result of any sums received by Seller in connection with a Tax Appeal. Buyer shall cooperate with Seller in the prosecution of such Tax Appeal without incurring any costs. If Buyer brings a Tax Appeal or Tax Appeals with respect to its period of ownership, including the current tax year, Buyer shall have the right to control the proceedings of such Tax Appeal and the right to collect any payments or credit which may result therefrom, provided, however, that any amounts due to Seller for Seller’s period of ownership shall be promptly paid to Seller, and Seller shall cooperate with Buyer in the prosecution of such Tax Appeal without incurring any costs. The provisions of this Section 7.6 shall survive the Closing.
     Section 7.7 Property Management Office Build-Out
     After the expiration of the Contingency Period, Buyer shall have a license to access and use a vacant space in the Building more particularly described in Exhibit H attached hereto and made a part hereof, consisting of approximately one thousand five hundred (1,500) square feet of rentable space (the “Management Office Space”) for purposes of constructing a property management office (the “Office Build-Out Work”). Buyer shall execute and deliver to Seller, prior to the end of the Contingency Period, a license agreement to use such space, provided, however that such license agreement shall be on Seller’s standard form of license agreement with changes thereto reasonably requested by Buyer and reasonably approved by Seller during the Contingency Period. To induce Seller to grant Buyer such access and use to the Management Office Space prior to Closing, Buyer hereby agrees as follows:
          (a) Buyer shall not commence the Office Build-Out Work without first obtaining Seller’s prior written approval, which approval shall be granted or withheld in Seller’s reasonable discretion, to the plans and specifications for such work (the “Plans and Specifications”).
          (b) Buyer shall obtain and pay for all permits, licenses and approvals required by all applicable laws with regard to the Office Build-Out Work.
          (c) Buyer shall perform and complete, or cause to be performed and completed, all work in connection with the Office Build-Out Work (i) at Buyer’s sole cost and expense, (ii) in accordance with the Plans and Specifications as reasonably approved by Seller, (iii) in a good and workmanlike manner, (iv) in compliance with all applicable laws, ordinances, rules and regulations of federal, state, county or municipal government or agencies now in force or that may be enacted hereafter, and (v) without interfering with Seller’s or any of Seller’s tenants’ use and enjoyment of the Property.
          (d) Buyer agrees to pay and discharge all claims for labor done and material and services furnished in connection with the Office Build-Out Work. Buyer covenants and agrees that the Office Build-Out Work shall be constructed or completed, as applicable, free and clear of any and all liens (including, without limitation, mechanic’s, materialman’s or other liens), claims and encumbrances whatsoever. If any claim is made or any liens should become perfected, Buyer shall satisfy and remove such claim or the lien within ten (10) calendar days after receiving notice thereof.
          (e) Until the earlier of the Closing or the completion of the Office Build-Out Work, Buyer will (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than Two Million Dollars ($2,000,000) covering any accident arising in connection with the presence of Buyer, its agents, representatives, contractors, consultants or employees on the Property, and deliver a certificate of insurance, which names the Seller and any other party requested by Seller as additional insureds thereunder verifying such coverage to

Seller prior to commencement of the work, and (b) maintain such other insurance as Seller may reasonably require.
          (f) Buyer shall hold harmless, indemnify and defend Seller from and against any and all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by Seller arising from or in connection with, directly or indirectly, the Office Build-Out Work. The provisions of this subsection shall survive Closing or any termination of this Agreement.
          (g) If the sale of the Property is not consummated for any reason whatsoever, (a) Seller shall have no obligation to reimburse Buyer for any expenses or costs incurred in connection with the Office Build-Out Work, and (b) in the event that Buyer fails to complete the Office Build-Out Work, Seller shall have the right to either complete the Office Build-Out Work or to return the Management Office Space to the condition it was in prior to Buyer’s access to such space, and Buyer shall promptly reimburse Seller for any costs or expenses incurred in connection therewith (the “Reimbursement Costs”), provided, however, that in the event that this Agreement is terminated as a result of a default by Buyer, and consequently Seller retains the Deposit, Buyer shall have no obligation to reimburse Seller for the Reimbursement Costs.
     Section 7.8 Updates of Due Diligence Items
     From the date of this Agreement through the Closing, Seller will promptly provide Buyer with updates with respect to any material changes to any of the material Due Diligence Items of which Seller becomes aware.
     Section 7.9 Reservation of Rights.
     Notwithstanding anything to the contrary contained herein or in any of the Closing Documents, and except with respect to the Art Work Escrow (as such term is defined in the Assignment of Leases), Seller reserves all rights of the purchasers against the sellers under those certain purchase and sale agreements (and all amendments and modifications thereto) governing the sale of the Property to Seller. Seller reserves the right from time to time prior to Closing to draw down sums from the Art Work Escrow for the purposes set forth therein. The provisions of this Section 7.9 shall survive the Closing.
ARTICLE VIII
CLOSING AND ESCROW
     Section 8.1 Escrow Instructions.
     Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
     Section 8.2 Closing.
     The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed on October 2, 2006, and before 8:30 a.m. local time, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer.
     Section 8.3 Deposit of Documents.
          (a) At or before the Closing, Seller shall deposit into escrow the following items:
               (1) the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;
               (2) four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);
               (3) four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);
               (4) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;
               (5) California 593-C Certificate; and
               (6) Such other documents or items which Seller is expressly required to deliver at Closing pursuant to this Agreement (including, without limitation, tenant letters of credit in Seller’s possession at Closing, which with respect to such letters of credit, Seller agrees, upon Buyer’s request and at Buyer’s sole cost and expense, to cooperate with Buyer in obtaining letters of credit reissued to name Buyer as beneficiary after Closing).
          (b) At or before Closing, Buyer shall deposit into escrow the following items:
               (1) immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder, net of any credits to Buyer required by this Agreement;

               (2) four (4) duly executed counterparts of the Bill of Sale; and
               (3) four (4) duly executed counterparts of the Assignment of Leases.
          (c) Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments (including, without limitation, appropriate evidence of the authority of such party) as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.
          (d) Within five (5) business days after the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession, copies of the tenant correspondence files in Seller’s possession, and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property all keys, pass codes and access devices held by Seller or its property manager with respect to the Property on the Closing Date.
     Section 8.4 Estoppel Certificates.
          (a) If in accordance with Article II of this Agreement Buyer elects to proceed with the purchase of the Property, then Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F (except with respect to the estoppel certificate to be obtained from Health Net, Inc., as described below) or, if a tenant’s Lease requires a different form, in the form required by the tenant’s Lease, or as otherwise provided in this paragraph below. On or before September 15, 2006, Seller shall submit to each tenant of the Property an estoppel certificate in the form of said Exhibit F (except as otherwise provided below) and request that such tenant sign and return such certificate to Seller within ten (10) days. It shall be a condition to Buyer’s obligation to Close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain an estoppel certificate (x) substantially in such form attached hereto as Exhibit F-1 from Health Net, Inc., (“Health Net”) and (y) substantially in such form attached hereto as Exhibit F from (i) four of the following five tenants: Netzero, Inc., ATK Missile Systems Company, LLC, Poms & Associates Insurance Brokers, Inc., Care Level Management, and Univision Music, LLC (each such Tenant and Health Net, a “Major Tenant” and collectively, the “Major Tenants”) and (ii) from such other tenants of the Property, which, together with the Major Tenants lease and occupy at least seventy-five percent (75%) of the area of the Property actually rented to tenants (collectively, the “Estoppel Threshold”). All estoppel certificates shall be dated no more than thirty (30) days prior to the Closing Date. An estoppel certificate, even though not in the form of Exhibit F, will be deemed to be acceptable to Buyer (i) if it is substantially on the standard form attached to the applicable tenant’s Lease (so long as Buyer is not otherwise entitled to object thereto pursuant to Section 8.4(b) below) and (ii) even if any tenant modifies or deletes Paragraph 13 from the Exhibit F form returned by such tenant. If Seller is unable to satisfy the Estoppel Threshold, Seller may (but is not required to) deliver estoppel certificates in the form of Exhibit F-2 executed by Seller covering such leases as are sufficient, when aggregated with the tenant estoppel certificates previously delivered, to satisfy the Estoppel Threshold, provided that Buyer shall not be obligated to accept Seller estoppel certificates that collectively cover in excess of twenty percent (20%) of the area of the Property actually rented to tenants or which are in lieu of an estoppel certificate for any of the Major Tenants. Seller’s representations and warranties in any Seller estoppel certificates will survive the Closing, subject to the limitations contained in Sections 3.2, 3.3, 3.4, 9.11 and 9.19 hereof. In the event that Buyer receives an estoppel certificate from a tenant complying with the requirements of this Section 8.4 and for which Seller previously delivered a Seller estoppel certificate in accordance herewith, Seller shall be automatically released from any liability or obligation under such Seller estoppel certificate, except with respect to those provisions, if any, which materially conflict with the provision(s) covering the same in the applicable Seller estoppel(s), provided, however, that all such provisions shall still be subject to the limitations contained in Sections 3.2, 3.3, 3.4, 9.11 and 9.19 hereof.
          (b) If Seller is unable to obtain and deliver sufficient tenant estoppel certificates in accordance with Section 8.4(a), or if the certificates received or substituted Seller estoppels contain material information or omissions unacceptable to Buyer in its reasonable discretion and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such termination notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.
     Section 8.5 Prorations.
          (a) Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected (except for tenant CAM Charges (as such term is defined below), which will be prorated at Closing based on estimates of the same, all in accordance with the provisions of Section 8.5(b) below); real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property, but specifically excluding the cost of insurance, (including, without limitation, expenses prepaid by Seller and expenses already paid by Seller but which are being amortized over time by Seller and with respect to which Seller shall receive a credit at Closing in the amount of the prepaid or unamortized portion thereof), shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year.

The preliminary estimated Closing prorations contemplated by this Section 8.5(a) shall be prepared by Seller and submitted to Buyer for review and approval on or before September 26, 2006. Buyer and its representatives shall be afforded reasonable access to Seller’s books and records with respect to back-up evidence and Seller’s work papers pertaining to such preliminary prorations to confirm the accuracy thereof. Such prorations, once agreed upon by Buyer and Seller, shall be delivered to the Title Company for purposes of making the preliminary proration adjustments at Closing, subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing.
     Additionally, Buyer shall reimburse Seller for the tenant improvement costs, leasing commissions, legal fees and other expenses, and free rent and other concessions, as provided in Section 7.2. Buyer shall be entitled the credits due Buyer from Seller, if any, as expressly set forth in Section 7.2.
     All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant’s premises, such payment shall be so applied. If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing until the tenant is current on rents and sums due under the applicable Lease on or after the Closing, and then such payments shall be paid to Seller to the extent of any rent or other sums owing to Seller for periods prior to Closing. Buyer shall use reasonable efforts to collect such rents and other sums owing to Seller.
          (b) On or before the Closing, Seller will prepare an estimate, as of the Closing, of the amounts of all taxes, insurance charges and other expenses owed by tenants under the Leases (collectively “CAM Charges”), as specified in the Leases (collectively, “Operating Expense Recoveries”) for the portion of calendar year 2006 during which Seller owned the Property (the “2006 Partial Year”). If the amounts collected by Seller from tenants for Operating Expense Recoveries for the 2006 Partial Year are less than the amounts that would have been owed by tenants under the tenant Leases for such items based on Seller’s estimate, Buyer will pay such difference to Seller at Closing. If the amounts collected by Seller from tenants for Operating Expense Recoveries for the 2006 Partial Year are greater than the amounts that would have been owed by tenants under the tenant Leases for such items based on Seller’s estimate, Seller will pay to Buyer at Closing such difference.
     A final reconciliation of the CAM Charges and Operating Expense Recoveries for the 2006 Partial Year shall be prepared by Seller, and delivered to Buyer, on or before December 31, 2006, in accordance with the requirements set forth in the Leases and as provided in this Section 8.5(b). Thereafter, Buyer shall have ten (10) business days to reasonably approve of or object to, in writing, such reconciliation. In the event that Buyer does not object in writing to Seller within such time period, the reconciliation shall be deemed final and approved by Buyer. When the reconciliation is reasonably approved by Buyer or is deemed approved by Buyer pursuant to this Section, the party owing the other party a sum of money based on such reconciliation shall pay said sum of money to the other party.
     With respect to any audit of any CAM Charges applicable to any period of time from and after the Closing billed to Health Net, Buyer agrees to indemnify, hold harmless and defend Seller from and against any and all amounts owing as a result of said Health Net Cam Charges audit. With respect to any audit of any CAM Charges applicable to calendar-year 2005 which were billed to Health Net (a “2005 Health Net CAM Audit”), Seller agrees to indemnify, hold harmless and defend Buyer from and against any and all amounts owed to Health Net as a result of said 2005 Health Net CAM Audit (collectively, “Audit Claims”), provided, however, that the indemnity described in this sentence shall survive only for the period of time that Health Net has the right to conduct a 2005 Health Net CAM Audit pursuant to the express provisions of the Health Net Lease of the Property, provided, however, that if a 2005 Health Net CAM Audit has been commenced within such allotted time period, such indemnity shall survive until such 2005 Health Net CAM Audit has been resolved (the “Audit Survival Period”). Any such Audit Claim which Buyer may have at any time against Seller, whether known or unknown, which is not specifically asserted by written notice to Seller within such time period shall not be valid or effective, and neither Seller nor any Seller Related Parties shall have any liability with respect thereto. In connection with any 2005 Health Net CAM Audit, Seller and Buyer shall each have the right to participate in any such audit, and each such party shall cooperate with the other in connection therewith.
     The amount of any cash security deposits held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall receive credits at Closing for the amount of any utility or other similar deposits with respect to the Property and to the extent practical, shall pay to the applicable utility providers all utility charges payable with respect to the Property for the period prior to Closing. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.
     Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, which have not been collected as of the Closing Date, then the same shall be calculated as soon as reasonably practicable (except that the CAM Charges and Operating Expense Recoveries shall be calculated within the timeframes described above) but in any event within sixty (60) days after the Closing Date or the date that such amounts have been collected by either party, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Notwithstanding the foregoing, in the event that either party collects rent or other charges from tenants that were not collected at Closing, such party owing the other party a sum of money with respect to such rent or other charges from tenants, shall use commercially reasonable efforts to pay said sum to the other party within five (5) business days after receipt of such sum. Any amounts not paid within ten (10) days after receipt of such sum shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.
          (c) If the Closing occurs, Seller shall pay (i) the title insurance premium for the CLTA portion of the Title Policy, (ii) any costs incurred in recording the Deed or any other instruments with respect to the transfer contemplated herein, and (iii) all costs to satisfy, release and discharge any Seller’s Liens. If the Closing occurs, Buyer shall pay (i) the costs of extended coverage and any endorsements to the Owner’s Policy, (ii) the costs, if any, to obtain the updated Survey or a new survey, (iii) all state, county and city transfer taxes, if any, payable in connection with the consummation of the sale of the Property to Buyer as contemplated herein, and (iv) all fees, costs, or expenses in connection with Buyer’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom as determined by the Title Company. Any escrow fees shall be split equally between Seller and Buyer. The parties will execute and deliver any required transfer or other similar tax declarations to the appropriate governmental entity at Closing.
          (d) Any percentage rent for the rental periods including Closing shall be prorated upon receipt, based upon the tenant’s sales for the portion of the lease year allocable to Seller’s and Buyer’s respective ownership of the Property.
          (e) The provisions of this Section 8.5 shall survive the Closing.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices.
     Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile with confirmation of receipt, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

To Buyer:	Hines-Sumisei US Core Office Properties LP
c/o Hines Interests Limited Partnership
445 South Figueroa, Suite 2080
Los Angeles, CA 90071
Attention: Colin P. Shepherd
Telephone: 213-629-5200
Fax No.: 213-629-1423

with a copy to:	Hines-Sumisei US Core Office Properties, LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Charles N. Hazen
Telephone: 713-966-7602
Fax No.: 713-966-7851

with a copy to:	Hines-Sumisei US Core Office Properties, LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Jason Maxwell
Telephone: 713-966-7638
Fax No.: 713-966-2075

with a copy to:	Baker Botts L.L.P. 2001 Ross Avenue Dallas, TX 75201-2980 Attention: Joel M. Overton, Jr. Telephone: 214-953-6938 Fax No.: 214-661-4938

To Seller:	c/o RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, CA 94111 Attention: Craig Davey E-mail: craig.davey@rreef.com Telephone: (415) 262-2080 Fax No.: (415) 986-6247

with a copy to:	RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, CA 94111 Attention: Louise Rowland E-mail: louise.rowland@rreef.com Telephone: (415) 262-2064 Fax No.: (415) 986-6247

with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669 Attention: Michael H. Liever E-mail: mliever@orrick.com Telephone: (415) 773-5808 Fax No.: (415) 773-5759 or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered in person; (b) on the date mailed if sent by certified mail, postage prepaid, return receipt requested or by a commercial overnight courier; or (c) on the date of transmission, if sent by facsimile with confirmation of receipt. Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; (b) on the date indicated on the return receipt if mailed; or (c) on the date of transmission (provided such transmission occurs on a business day and during the recipient’s normal business hours), if sent by facsimile. If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.
     Section 9.2 Entire Agreement.
     This Agreement, together with the Exhibits and Schedules attached hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and Schedules hereto.
     Section 9.3 Entry and Indemnity.
     In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any air sampling, borings, drillings or other samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole discretion, the proposed testing within three (3) business days after receipt of such notice (provided that Seller’s approval shall not be required for a non-invasive Phase I Environmental Site Assessment but excluding air quality testing and evaluation, other than such air quality testing and evaluation for carbon monoxide and carbon dioxide for which Seller’s approval shall not be required). If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority without first obtaining the prior written consent of Seller thereto in

Seller’s sole discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a governmental authority and present at any meeting by Buyer with a governmental authority; provided, however, that Buyer or its agents, employees or contractors may make informational inquiries of governmental officials and representatives with regards to a Phase I environmental review and preparation, zoning issues and any other matters which do not relate to any environmental issues (except with respect to the Phase I review and preparation as set forth above). Further, Buyer shall not contact any tenant without first obtaining the prior written consent of Seller thereto in Seller’s reasonable discretion, provided, however, that Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a tenant and present at any meeting by Buyer with a tenant. In the event Seller fails to consent to or approve (or is deemed to have denied or disapproved) any request by Buyer hereunder for any testing or studies, or any interviews, contact or meetings with tenants, governmental authorities or other third parties, or other matters requiring Seller’s approval hereunder, Buyer may terminate this Agreement prior to the Contingency Period, whereupon the Deposit shall be returned to Buyer. If Buyer does not timely elect to terminate this Agreement prior to the end of the Contingency Period, Buyer shall be deemed to have waived its right to terminate this Agreement under this Section. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (but in no event less than Two Million Dollars ($2,000,000) with respect to any liability insurance) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage prior to any entry on the Property. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. The provisions of this Section 9.3 are in substitution and replacement of the provisions of the Access Agreement (as defined in Section 9.9 below) and the provisions (including the above indemnity and hold harmless provisions) shall be deemed to extend and apply to any entry upon the Property by Buyer, its agents, representatives, employees, contractors or consultants under the Access Agreement. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.
     Section 9.4 Time.
     Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

     Section 9.5 Attorneys’ Fees.
     If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.
     Section 9.6 Assignment.
     Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to either a wholly owned subsidiary of Buyer or to an entity which is owned, in majority, by Buyer and in minority by investors and entities advised by General Motors Investment Management Corporation, at any time before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsection 3.5(e) above, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     Section 9.7 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     Section 9.8 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     Section 9.9 Confidentiality and Return of Documents.
     Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, appraisers, real estate brokers, or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property (i) to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, investors, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree (in writing for any third party engineers, environmental auditors or other consultants) to keep such information confidential, and (ii) as may be reasonably necessary for Buyer, its affiliates or any entity advised by Buyer’s affiliates to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the SEC, the New York Stock Exchange or any similar agency or body. If Buyer acquires the Property from Seller, Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be reasonably approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement for a period of two (2) years. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials provided by Seller or any of the Seller Related Parties and copies of any other documents and materials obtained by Buyer in connection with the purchase of the Property hereunder (excluding, however, documents, materials and other information of a proprietary nature prepared by Buyer in connection with this transaction). Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.9 shall not apply to documents, materials, memoranda, notes, analyses, reports, compilations, studies, data or other written or oral information which (a) is or becomes available to the general public other than as a result of a disclosure by Buyer or its representatives or any of their consultants, agents, employees or anyone else acting through any of them, or (b) was in Buyer’s or its representatives possession on what Buyer reasonably believed to be a non-confidential basis prior to its disclosure by Seller.
     Prior to the Effective Date, Buyer and Seller entered into a Confidentiality and Access Agreement (the “Access Agreement”) governing Buyer’s early entry upon the Property and Buyer’s obligations with respect to confidential information. Buyer and Seller hereby agree that the Access Agreement is superseded and replaced by this Agreement; it being understood that the provisions of this Section 9.9 and the provisions of Section 9.3 above apply to all information provided to Buyer pursuant to, and to any and all entries, inspections, tests and other activities of Buyer under, the Access Agreement whether prior to or after the date of this Agreement.
     Section 9.10 Interpretation of Agreement.
     The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

     Section 9.11 Limited Liability.
     The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the property of Seller and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties, subject, however, to the provisions of Sections 9.20 and 9.21 below.
     Section 9.12 Amendments.
     This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.
     Section 9.13 No Recording.
     Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.
     Section 9.14 Drafts Not an Offer to Enter Into a Legally Binding Contract.
     The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).
     Section 9.15 ERISA.
     Without limiting Buyer’s representation and warranty in Section 3.5(e) above, within ten (10) days after the Effective Date, Buyer shall furnish to Seller all information regarding Buyer, its affiliates and the shareholders, members, investors or partners of each of them and any permitted assignees of Buyer hereunder (collectively, the “Buyer Related Parties” and individually each a “Buyer Related Party”) as Seller requests in order to enable Seller to determine to Seller’s sole satisfaction that Buyer’s representation and warranty contained in Section 3.5(e) of this Agreement is true and correct. Buyer represents and warrants and covenants to Seller that there will not be any change in any such information regarding Buyer or the Buyer Related Parties prior to or on the Closing. In the event any such information or change in Seller’s reasonable judgment makes this transaction a sale to a party-in-interest, Seller may terminate this Agreement without liability on the part of Seller or Buyer (provided such change did not occur as a result of a default by Buyer), other than Buyer’s indemnity contained in Section 9.3 hereof and the obligations of Buyer contained in Sections 6.1 and 9.9 hereof, and the Deposit will be returned to Buyer.

     Section 9.16 No Partnership.
     The relationship of the parties hereto is solely that of seller and buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.
     Section 9.17 No Third Party Beneficiary.
     The provisions of this Agreement are not intended to benefit any third parties.
     Section 9.18 SEC Compliance.
     Seller acknowledges that audited financial statements pertaining to the Property for three (3) prior calendar years of operation and the portion of the calendar year in which Closing occurs up to the Closing Date are required to be filed by the Buyer with the Securities and Exchange Commission (the “SEC”) after the Closing. Accordingly, Seller agrees to provide Buyer and its representatives with reasonable access to Seller’s books and records after the close of escrow upon reasonable advance notice in order only to conduct the required audit. Seller shall cooperate (at no cost to Seller) with Buyer and its auditor in the conduct of such audit by making its files available and allowing Buyer and its auditors the right to interview Seller’s staff upon request by Buyer; provided, however, that (i) neither Seller nor its staff shall have any obligation to sign or execute any letter or any other document in connection therewith, and (ii) none of Buyer, the SEC or Buyer’s auditors shall have the right to rely on any interview with Seller’s staff and none of Seller, any of the Seller Related Parties or any of Seller’s staff shall have any liability in connection therewith.
     Section 9.19 Limitation on Liability.
     Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller) in connection with the Property and/or the sale thereof to Buyer including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment of Leases and any Seller estoppel certificate (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed an amount equal to Three Million One Hundred Fifty Thousand Dollars ($3,150,000)); and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto.

     Section 9.20 Net Worth Covenant.
     Seller shall maintain a net worth equal to Three Million One Hundred Fifty Thousand Dollars ($3,150,000) for a period of nine (9) months from and after the Closing Date, provided, however, that such amount shall be reduced by any amount paid to Buyer or any third party in connection with any claim against Seller made pursuant to the provisions of this Agreement after the Closing Date. In the event that Seller is liable to Buyer for a claim pursuant to the express terms and conditions of this Agreement (each, a “Claim”), and in the event that Seller does not comply with the terms of the preceding sentence, Buyer shall have the right to make a Claim against the proceeds received by Seller from Buyer in connection with the Closing of the transaction contemplated herein, (i) but only in the amount of Seller’s actual liability to Buyer with respect to such Claim, and (ii) any such Claim shall be subject to the limitations on liability provided for in Section 9.19 above, this Section 9.20, and the other provisions hereof. Notwithstanding Section 9.23 below, this Section 9.20 shall survive the Closing for only a period of nine (9) months (the “Survival Period”).
     Section 9.21 Survival of Audit Claims.
     In the event that after the expiration of Survival Period, but prior to the expiration of the Audit Survival Period, an Audit Claim is brought, and Seller is liable therefor pursuant to the terms of Section 8.5(b) above, then Buyer may make a Claim against Seller with respect to said liability; provided however, if Seller has not adequately reserved for said liabilities, Buyer shall have the right to make a Claim with respect to said liability against the proceeds received by Seller from Buyer in connection with the Closing of the transaction contemplated herein, in each case, (y) only in the amount of Seller’s actual liability to Buyer with respect to such Claim, and (z) any such Claim shall be subject to the limitations on liability provided for in Section 9.19 above and this Section 9.21. Notwithstanding Section 9.23 below, this Section 9.21 shall survive the Closing only until the expiration of the Audit Survival Period.
     Section 9.22 Environmental Notice.
     Pursuant to California Health & Safety Code Section 25359.7, which requires sellers of commercial real estate to disclose the known existence of hazardous substances that have come to be located on or beneath any real property being sold or transferred, Seller hereby discloses that parcels of the Property contain, or may contain, Hazardous Materials, as more particularly described in the those environmental reports and environmental disclosures described on Schedule 1. Buyer acknowledges and agrees that in providing such environmental reports and disclosures, Seller has satisfied its obligations of disclosure, to the extent required by California Health & Safety Code Section 25359.7, and that except as expressly set forth in Section 3.1 above, no representation is being made or given by Seller regarding the presence or absence of any environmental matters or conditions on or affecting all or any portion of the Property.
     Section 9.23 Survival.
     Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing.

     Section 9.24 Survival of Article IX.
     The provisions of this Article IX shall survive the Closing.
[signature page follows]

     The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

Seller:	MP WARNER CENTER, LLC, a Delaware limited liability company

	By:	RREEF AMERICA L.L.C., a Delaware limited liability company
	Its:	Investment Manager

		By:	/s/

		Its:	Authorized Representative

MP WARNER CENTER III, LLC, a Delaware limited liability company

	By:	RREEF AMERICA L.L.C., a Delaware limited liability company
	Its:	Investment Manager

		By:	/s/

		Its:	Authorized Representative

Buyer:	HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership

	By:	Hines-Sumisei U.S. Core Office Trust, its general partner

		By:	/s/

Name:

		Its:	Authorized Representative

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A	Real Property Description

Exhibit B	List of Tenant Leases

Exhibit C	Deed

Exhibit D	Bill of Sale

Exhibit E	Assignment of Leases, Service Contracts, Warranties and Other Intangible Property

Exhibit F	Estoppel Certificate

Exhibit F-1	Health Net Estoppel Certificate

Exhibit F-2	Seller Estoppel Form

Exhibit G	List of Service Contracts

Exhibit H	Management Office Space

Schedules

Schedule 1	Disclosure Items

Schedule 2	Additional Due Diligence Materials

FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE
     THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of September 15, 2006, between MP WARNER CENTER, LLC, a Delaware limited liability company (“Warner”), and MP WARNER CENTER III, LLC, a Delaware limited liability company (“Warner III”) (Warner and Warner III shall be collectively referred to herein as “Seller”), and HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership (“Buyer”).
Recitals:
     A. Buyer and Seller entered into that certain Agreement of Purchase and Sale dated effective as of September 13, 2006 (the “Agreement”) with respect to certain real property located in the City of Woodland Hills, State of California, as more particularly described on Exhibit A to the Agreement.
     B. Buyer and Seller desire to amend the Agreement as hereinafter set forth.
Agreements:
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party agrees constitutes sufficient consideration received, the parties agree as follows:
     1. Definitions. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.
     2. Extension of Contingency Period. Buyer and Seller have agreed to extend the Contingency Period through September 18, 2006. Consequently, the first sentence of Section 2.2 of the Agreement is hereby deleted in its entirety, and the following is hereby substituted therefor:
“Buyer shall have until 5:00 pm local time on September 18, 2006 (such period being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below).”
Additionally, as a result of the foregoing, the first sentence of Section 1.2(b)(2) of the Agreement is hereby deleted in its entirety, and the following is hereby substituted therefor:
“If Buyer delivers a waiver notice under Section 2.2 to Seller prior to the expiration of the Contingency Period, Buyer shall deposit in escrow with the Title Company an additional amount of Ten Million Dollars ($10,000,000) (the “Additional Deposit”) in cash or other immediately available funds prior to the expiration of the Contingency Period.”
     3. Ratification. Except as herein modified or amended, all terms and conditions of the Agreement are hereby ratified and confirmed by Seller and Buyer and remain in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the Agreement, this Amendment shall control.
     4. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Amendment. This Amendment may also be executed by facsimile, and a facsimile signature shall be deemed an original signature for all purposes.

     IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Amendment effective as of the date first above-written.

SELLER:

MP WARNER CENTER, LLC,
a Delaware limited liability company

By:	RREEF AMERICA L.L.C.,
a Delaware limited liability company
Its:	Investment Manager

By:
Name:

Title:

MP WARNER CENTER III, LLC,
a Delaware limited liability company

By:	RREEF AMERICA L.L.C.,
a Delaware limited liability company
Its:	Investment Manager

By:

Name:

Title:

BUYER:

HINES-SUMISEI US CORE OFFICE
PROPERTIES LP,
a Delaware limited partnership

By:	Hines-Sumisei U.S. Core Office Trust,
its general partner

By:

Name:

Title:

2

SECOND AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE
     THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of September 27, 2006, between MP WARNER CENTER, LLC, a Delaware limited liability company (“Warner”), and MP WARNER CENTER III, LLC, a Delaware limited liability company (“Warner III”) (Warner and Warner III shall be collectively referred to herein as “Seller”), and HINES-SUMISEI US CORE OFFICE PROPERTIES LP, a Delaware limited partnership (“Buyer”).
Recitals:
     A. Buyer and Seller entered into that certain Agreement of Purchase and Sale dated effective as of September 13, 2006, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 15, 2006 (as amended, the “Original Agreement”), with respect to certain real property located in the City of Woodland Hills, State of California, as more particularly described on Exhibit A to the Original Agreement.
     B. The Original Agreement terminated in accordance with the provisions of Section 2.2 thereof on September 18, 2006.
     C. Buyer and Seller desire to reinstate the Original Agreement in its entirety, subject, however, to the amendments, modifications and other agreements set forth below in this Amendment (the Original Agreement, as reinstated, amended and modified hereby, the “Agreement”).
Agreements:
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, all of which each party agrees constitutes sufficient consideration received, the parties agree as follows:
     1. Definitions. Capitalized terms not defined herein shall have the same meaning as set forth in the Original Agreement.
     2. Reinstatement. Buyer and Seller hereby reinstate the Original Agreement in its entirety without any amendments or modifications thereto, except for the amendments and modifications expressly set forth below and subject to the other agreements set forth herein.
     3. Purchase Price Reduction and Allocation. Sections 1.2(a) and 1.2(b)(3) of the Original Agreement are hereby deleted in their entirety, and the following replacement Sections are hereby substituted therefor:
          “Section 1.2 Purchase Price.
          (a) The purchase price of the Property is Three Hundred Ten Million Nine Hundred Fifty Three Thousand Eight Hundred Eighty Nine Dollars ($310,953,889) (the “Purchase Price”). The Purchase Price shall encompass the various parcels, interests and other components constituting the Property (including parking rights and other entitlements and interests in and to parking garages, parking areas, common areas and other portions of the project of which the Property is a part) in accordance with Exhibit I attached hereto.
* * * * *

          (3) The balance of the Purchase Price, which is Two Hundred Seventy Five Million Nine Hundred Fifty Three Thousand Eight Hundred Eighty Nine Dollars ($275,953,889) (plus or minus the prorations pursuant to Section 8.5 hereof and plus or minus the other credits specifically set forth in this Agreement) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).”
     4. Additional Deposit. The first sentence of Section 1.2(b)(2) of the Original Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:
“On or before September 28, 2006, Buyer shall deposit in escrow with the Title Company an additional amount of Ten Million Dollars ($10,000,000) (the “Additional Deposit”) in cash or other immediately available funds.”
     5. Adjustment to Broker’s Commissions. The second sentence of Section 6.1 of the Original Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:
“At Closing, Buyer shall pay Seller’s Broker One Million Five Hundred Fifty Four Thousand Seven Hundred Sixty Nine Dollars ($1,554,769), which amount equals the commission due to Seller’s Broker, which shall be paid pursuant to the terms of a separate agreement between Buyer and Seller’s Broker (the “Commission”).”
     6. Expiration of Contingency Period. Buyer and Seller hereby confirm that the Contingency Period expired on September 18, 2006 and that Buyer no longer has any right to terminate the Agreement pursuant to Section 2.2 thereof, any objections of Buyer to the matters described in Sections 2.1(a)-(f) of the Agreement are either being addressed by this Amendment or have been waived.
     7. Changes to Estoppel Requirements. Section 8.4 of the Original Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:
          “Section 8.4 Estoppel Certificates.
          (a) Seller shall use commercially reasonable efforts to obtain estoppel certificates from each tenant of the Property substantially in the form attached hereto as Exhibit F (except with respect to the estoppel certificates to be obtained from Health Net, Inc. [“Health Net”] and ATK Missile Systems Company, LLC [“ATK”], as described below) or, if the Lease of a tenant (other than Health Net or ATK) requires a different form, in the form required by such tenant’s Lease, or as otherwise provided in this paragraph below. On or before September 19, 2006, Seller shall submit to each tenant of the Property an estoppel certificate in the form of said Exhibit F (except as otherwise provided below) and request that such tenant sign and return such certificate to Seller within ten (10) days. It shall be a condition to Buyer’s obligation to Close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain an estoppel certificate (x) substantially in such form attached hereto as Exhibit F-1 from Health Net, (y) in exactly the form attached hereto as Exhibit F-3 from ATK, and (y) substantially in such form attached hereto as Exhibit F from (i) three of the following four tenants: Netzero, Inc., Poms & Associates Insurance Brokers, Inc., Care Level Management, and Univision Music, LLC (each such Tenant, together with Health Net and ATK, a “Major Tenant” and, collectively, the “Major Tenants”), and (ii) from such other tenants of the Property, which, together with the Major Tenants lease and occupy at least seventy-five percent (75%) of the area of the Property actually rented to tenants (collectively, the “Estoppel Threshold”). All estoppel certificates shall be dated no more than thirty (30) days prior to the Closing Date. An estoppel certificate (other than estoppel certificates from Health Net and ATK which shall be in the forms of

2

Exhibit F-1 and Exhibit F-3, respectively, as provided above), even though not in the form of Exhibit F, will be deemed to be acceptable to Buyer (i) if it is substantially on the standard form attached to the applicable tenant’s Lease (so long as Buyer is not otherwise entitled to object thereto pursuant to Section 8.4(b) below) and (ii) even if any tenant modifies or deletes Paragraph 13 from the Exhibit F form returned by such tenant. If Seller is unable to satisfy the Estoppel Threshold, Seller may (but is not required to) deliver estoppel certificates in the form of Exhibit F-2 executed by Seller covering such leases as are sufficient, when aggregated with the tenant estoppel certificates previously delivered, to satisfy the Estoppel Threshold, provided that Buyer shall not be obligated to accept Seller estoppel certificates that collectively cover in excess of twenty percent (20%) of the area of the Property actually rented to tenants or which are in lieu of an estoppel certificate for any of the Major Tenants. Seller’s representations and warranties in any Seller estoppel certificates will survive the Closing, subject to the limitations contained in Sections 3.2, 3.3, 3.4, 9.11 and 9.19 hereof. In the event that Buyer receives an estoppel certificate from a tenant complying with the requirements of this Section 8.4 and for which Seller previously delivered a Seller estoppel certificate in accordance herewith, Seller shall be automatically released from any liability or obligation under such Seller estoppel certificate, except with respect to those provisions, if any, which materially conflict with the provision(s) covering the same in the applicable Seller estoppel(s), provided, however, that all such provisions shall still be subject to the limitations contained in Sections 3.2, 3.3, 3.4, 9.11 and 9.19 hereof.
          (b) If Seller is unable to obtain and deliver sufficient tenant estoppel certificates in accordance with Section 8.4(a), or if the certificates received or substituted Seller estoppels contain material information or omissions unacceptable to Buyer in its reasonable discretion (it being agreed that any objection by Buyer to any change made by ATK to the form of estoppel attached as Exhibit F-3 will be deemed reasonable) and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable estoppel, then Seller will not be in default by reason thereof, and Seller may elect, by written notice delivered to Buyer, to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller before the Closing (as so extended), elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3 and 9.9 below. If no such termination notice is delivered by Buyer, Buyer shall be deemed to have waived such condition.
     8. Artwork Escrow and Artwork. Pursuant to the Assignment of Leases, Seller shall assign to Buyer at Closing all of Seller’s right, title and interest in, to and under the portion of that certain Escrow Holdback Agreement attached hereto as Exhibit J which pertains only to the “Art Work Escrow Holdback Amount” and the “Art Work” (“Art Work Escrow”). Additionally, if in connection with the completion of the Art Work Buyer after Closing incurs reasonable third party out-of-pocket costs or expenses in excess of the sums which Buyer is entitled to withdraw from the Art Work Escrow, Seller shall reimburse Buyer for all such excess costs and expenses within thirty (30) days after Seller’s receipt of Buyer’s invoice therefor, but only to the extent that such excess costs and expenses are not due to changes in scope or scale initiated by Buyer (it being agreed that Seller’s reimbursement obligation hereunder shall specifically apply to any changes in scope or scale legally required by the City of Los Angeles; provided, however, Seller may, at no cost or expense to Buyer, contest any such changes in scope or scale legally required by the City of Los Angeles). Pursuant to the Assignment of Leases, Buyer shall assume Seller’s obligations under the contracts with Mark Lere/Poliquin Kellogg and with Poliquin Kellogg Design Group, relating to the Art Work, which contracts are listed and described on Exhibit G attached hereto. Seller’s reimbursement obligation hereunder shall be subject to the limitations on

3

liability provided for in Sections 9.11 and 9.19 of the Agreement and shall survive the Closing only for the Survival Period.
     9. Property Tax Escrow.
          (a) Establishment of Escrow. Notwithstanding the provisions of Section 1.2 of the Agreement, at Closing, the Title Company shall withhold from the balance of the Purchase Price otherwise payable to Seller pursuant to the Agreement the sum of One Million Three Hundred Thousand Dollars ($1,300,000) (the “Property Tax Escrow”). The Property Tax Escrow shall be deposited by the Title Company into an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Property Tax Escrow for all purposes hereunder.
          (b) Property Tax Escrow Agreement. At Closing, Buyer, Seller and the Title Company shall enter into a written escrow agreement, in form and substance reasonably acceptable to Buyer, Seller and the Title Company (the “Property Tax Escrow Agreement”), which shall govern the holding and disbursement of the Property Tax Escrow. The Property Tax Escrow Agreement will provide, in pertinent part, that the Property Tax Escrow shall be disbursed to Buyer, Seller or a combination of Buyer and Seller, strictly in accordance with the following terms:
          (i) If following the Closing, the various parcels, interests and other components constituting the Property (including parking rights and other entitlements and interests in and to parking garages, parking areas, common areas and other portions of the project of which the Property is a part as set forth on Exhibit I) are assessed or reassessed by the Los Angeles County Tax Assessor, arising in whole directly from the sale of the Property to Buyer, with an Aggregate Enrolled Tax Value (as defined below) that is:
(A)	Greater than $314,250,000 (i.e., the Aggregate Enrolled Tax Value exceeds $314,250,000, such excess defined as the “Aggregate Excess Reassessment Amount”), then the Property Tax Escrow will be disbursed as follows:
(1)	First, Buyer shall be paid an amount equal to the product of:
     (x) the Property Tax Escrow,
     multiplied by
     (y) a fraction, the numerator of which is the Aggregate Excess Reassessment Amount, and the denominator of which is an amount equal to 98.7% of the Association Enrolled Tax Value (as defined below) for 2006/2007, which is valued by the Los Angeles County Tax Assessor as $34,241,979 and as set forth in Exhibit I.
(2)	Second, the balance, if any, remaining after the disbursement to Buyer under clause (1) above, shall be disbursed to Seller, including any interest earned thereon.
(B)	Less than or equal to $314,250,000, then the entire Property Tax Escrow shall be returned to Seller, including any interest earned thereon.
For example, if such Aggregate Enrolled Tax Value is established by the Los

4

Angeles County Tax Assessor at $334,528,100 (i.e., Aggregate Excess Reassessment Amount is $20,278,100), then $780,000 from the Property Tax Escrow ($1,300,000 x [ $20,278,100/$33,796,833]) would be distributed to Buyer, and the balance, including any interest earned thereon, would be distributed to Seller.
          (ii) As used herein, the term “Aggregate Enrolled Tax Value” shall mean the sum of (A) the enrolled assessed values of the five (5) Building Parcels (parcel nos. 2149-019-001, 2149-019-002, 2149-019-009, 2149-019-015 and 2149-019-014) identified on Exhibit I, plus (B) the product of (x) the Buyer’s Allocable Share of the Common Assessment (as defined in the Master Declaration [as defined below]), as of the Closing Date (i.e., 98.7%), multiplied by (y) the enrolled assessed values of three (3) Association Parcels (parcel nos. 2149-019-003, 2149-019-013 and 2149-019-016) identified on Exhibit I (the sum of the enrolled assessed values of these three (3) Association Parcels, the “Association Enrolled Tax Value”). The determination of the Aggregate Enrolled Tax Value shall be limited to any reassessments of the land and improvements as of the Closing Date made within one (1) year following the Closing Date, arising solely from the sale of Property from Seller to Buyer, and shall not include any portion of reassessment attributable to (a) any additional improvements made by Buyer, Declarant or other Association Members, on or to any Building Parcel or Association Parcel included in Exhibit I, or (b) annual customary inflationary increases (i.e. not to exceed 2.0%) of real estate taxes.
          (iii) As used herein, the term “Master Declaration” shall mean the Master Declaration of Covenants, Conditions, Restrictions and Reservations of Easements for LNR Warner Center and Termination of Former Declarations dated as of May 22, 2003 (as amended and supplemented) to which the Property is subject, and where LNR Warner Center, LLC is the Declarant.
          (iv) Notwithstanding anything to the contrary contained herein, no portion of the Property Tax Escrow will be disbursed to Buyer or Seller until the Los Angeles County Tax Assessor has reassessed the Property as of the Closing Date (including all such parcels, interests and other components thereof) in connection with the Closing and which reassessment must occur within one (1) year of the Closing Date (x) such reassessment has become final and no longer subject to appeal or protest, or (y) a period of eighteen (18) months has elapsed since such reassessment was received by Buyer; provided that if no such reassessment occurs within one (1) year of the Closing Date, the entire Property Tax Escrow shall be disbursed to Seller, including any interest earned thereon.
          (c) Seller’s Right to Participate in Certain Tax Appeals and Protests. Buyer and Seller confirm and agree that Seller shall have the right to participate (at Seller’s sole cost and expense) in any tax protest, appeal, or inquiry relating to any reassessment of the value of the Property after Closing based on the Purchase Price paid by Buyer at Closing and for which Buyer claims a reimbursement from Seller hereunder; and that Buyer shall bring such tax protest, appeal, or inquiry if so requested by Seller. Buyer shall provide written notice to Seller within ten (10) business days of receipt of any and all such reassessments, and include copies of all pertinent direct and supplemental tax bills in connection with any and all direct assessments and such reassessments.
          (d) Miscellaneous. The provisions of this paragraph 9 shall survive Closing, and neither the terms of this paragraph nor the Property Tax Escrow Agreement shall be subject to the provisions of Section 9.19 of the Agreement; however, Seller’s liability under this paragraph 9 and under the Property Tax Escrow Agreement shall be limited to the amount of the Property Tax Escrow. Additionally, any amounts paid to Buyer from the Property Tax Escrow shall not be taken into account

5

for the purposes of determining the maximum liability of Seller under said Section 9.19 or any other provision of the Agreement, and the Property Tax Escrow shall not be counted towards, or otherwise taken into account in determining, Seller’s satisfaction of its net worth covenant under Section 9.20 of the Agreement.
     10. Amendments to Exhibits. Exhibit G to the Original Agreement is hereby deleted in its entirety, and Exhibit G attached hereto is hereby substituted therefor. Exhibit F-3, Exhibit I and Exhibit J attached hereto are hereby added as new Exhibits to, and shall for all purposes become a part of, the Agreement.
     11. Property Management Office Build-Out License Agreement. Buyer and Seller hereby acknowledge that they did not agree upon the form of license agreement prior to the expiration of the Contingency Period as contemplated by Section 7.7 of the Agreement. Consequently, any exercise by Buyer its right to commence the Office Build-Out Work pursuant Section 7.7 prior to Closing shall be conditioned upon Buyer and Seller executing and delivering a license agreement in form and content reasonably acceptable to the parties.
     12. Ratification. Except as herein modified or amended, all terms and conditions of the Agreement are hereby ratified and confirmed by Seller and Buyer and remain in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the Agreement, this Amendment shall control.
     13. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Amendment. This Amendment may also be executed by facsimile, and a facsimile signature shall be deemed an original signature for all purposes.
[END OF PAGE; SIGNATURE PAGE FOLLOWS]

6

     IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Amendment effective as of the date first above-written.

SELLER:

MP WARNER CENTER, LLC,
a Delaware limited liability company

By:	RREEF AMERICA L.L.C.,
a Delaware limited liability company
Its:	Investment Manager

By:
Name:

Title:

MP WARNER CENTER III, LLC,
a Delaware limited liability company

By:	RREEF AMERICA L.L.C.,
a Delaware limited liability company
Its:	Investment Manager

By:

Name:

Title:

BUYER:

HINES-SUMISEI US CORE OFFICE
PROPERTIES LP,
a Delaware limited partnership

By:	Hines-Sumisei U.S. Core Office Trust,
its general partner

By:

Name:

Title:

7

Exhibit F-3
Form of ATK Estoppel Certificate
[See attached]

Exhibit G
List of Service Contracts
[See attached]

Exhibit I
Allocation of Purchase Price to Various parcels/Components of Property
[See attached]

Exhibit J
Art Work Escrow Holdback Agreement
[See attached]